Exhibit 23.1

CONSENT OF COMPANY'S INDEPENDENT AUDITORS, ROSENBERG RICH BAKER BERMAN & COMPANY

The Board of Directors
Coates Motorcycle Information Systems, Inc. and Subsidiaries

As independent public accountants, we hereby consent to the inclusion in the Form SB-2 Registration Statement of Coates Motorcycle Company, Ltd., filed with the Commission on or about September 25, 2003, of our report dated September 18, 2003 on the Unaudited Interim Financial Statements of Coates Motorcycle Company, Ltd. for the period January 1, 2003 through June 30, 2003, and to all references to our Firm included in this Registration Statement.


/s/Rosenberg Rich Baker Berman & Company

Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
September 23, 2003


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